Exhibit 99.1

Article 1, Section 2 shall be amended as follows:

Section 2. Annual Meeting. The annual meeting of the stockholders of the corporation shall be held within the first five months of each calendar year, the exact date and time thereof to be fixed by resolution of the Board of Directors at least 30 days prior to the date fixed for the meeting. The order of business at the annual meeting of stockholders shall be as follows:

(a) Call to order;

(b) Roll call to determine quorum;

(c) Proof of proper notice of the meeting;

(d) Reading and correction and approval of minutes of the preceding meeting;

(e) Officers' reports;

(f) Committee reports;

(g) Unfinished business;

(h) Election of new directors;

(i) New or other business.